EXHIBIT 23(a)

                               CONSENT OF KPMG LLP

                                [KPMG Letterhead]

The Board of Directors
Canadian National Railway Company

We consent to the incorporation by reference in the joint proxy statement/circular/prospectus on Form F-4 and Form S-4 of Canadian National Railway Company and North American Railways, Inc. of our reports dated January 19, 1999 relating to the financial statements of Canadian National Railway Company as at December 31, 1998 and 1997 for each of the years in the three-year period ended December 31, 1998. These reports appear in the 1998 Annual Report to the Shareholders of Canadian National Railway Company included in the annual report on Form 40-F of Canadian National Railway Company for the fiscal year ended December 31, 1998.

                                  /s/ KPMG LLP

KPMG LLP

Montreal, Canada
February 17, 2000